Investor Relations
Heather Hille
Vice President, Corporate Affairs and Investor Relations
(952) 887-8923, heather.hille@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Fourth-Quarter and Full-Year Fiscal 2025 Financial Results
Exceeded Full-Year Expectations Driven by Strength in Underground Construction and Golf
•Professional segment full-year earnings margin of 19.4%, up from 18.0%
•Record free cash flow of $578 million, primarily driven by net working capital improvements
•Returned $441 million to shareholders via cash dividends and common stock repurchases
•Mitigated tariff headwinds and maintained margins for full-year fiscal 2025
•AMP run-rate savings target increased to $125 million by 2027, up from the initial expectation of at least $100 million
•Full-year fiscal 2026 *adjusted diluted earnings per share guidance of $4.35 to $4.50
BLOOMINGTON, Minn.—(BUSINESS WIRE) — December 17, 2025—The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today reported results for its fiscal fourth-quarter and full-year ended October 31, 2025.
Fourth quarter net sales were $1.07 billion, compared to $1.08 billion in the same period of fiscal 2024. Full-year net sales were $4.51 billion, compared to $4.58 billion in fiscal 2024, with most of the difference due to prior year divestitures of non-core assets.
Fourth quarter reported diluted earnings per share (“EPS”) were $0.74 and *adjusted diluted EPS were $0.91, compared to $0.87 reported diluted EPS and $0.95 *adjusted diluted EPS in the same period of fiscal 2024. Full-year reported diluted EPS were $3.17 and *adjusted diluted EPS were $4.20, beating expectations, compared to $4.01 reported diluted EPS and $4.17 *adjusted diluted EPS in fiscal 2024.
“We delivered fourth quarter and full-year performance that exceeded our expectations, driven by strength in our Professional segment and strategic investments in productivity improvement measures,” said Richard M. Olson, chairman and chief executive officer. “Our Professional segment, which represents about eighty percent of our portfolio, achieved full-year earnings margin of 19.4%, demonstrating the resilience and quality of our core businesses. Additionally, due to the accelerated performance of our AMP initiative, we are increasing our run-rate savings goal to $125 million by fiscal 2027, up from the original target of $100 million.”
“We generated record free cash flow in fiscal 2025, largely due to working capital improvements. Our long-standing financial discipline is evident in our strong balance sheet position and contributed to positive momentum in our return on invested capital,” added Olson.

OUTLOOK
“Looking ahead, our positive momentum is reinforced by our continued investment in technology leadership, as well as strategic acquisitions like Tornado. Our innovation and business development pipeline remains robust, and our focus on operational excellence and structural improvements is delivering meaningful cost savings in both the Professional and Residential segments. We are confident in our proven ability to generate cash and remain committed to creating value for all our stakeholders,” Olson said.
For fiscal 2026, management expects total company net sales growth in the range of 2% to 5% and *adjusted diluted earnings per share in the range of $4.35 to $4.50. This guidance reflects mid-single digit earnings growth for the near term, with a clear path to higher growth rates over time as the company focuses on its execution of margin expansion and innovation priorities.
This guidance is based on current visibility, inclusive of anticipated tariff impacts, and reflects:
•Continued strong demand and stable supply for our underground construction, golf and grounds, and professional landscape contractor businesses
•Conservative assumptions for homeowner markets reflecting current consumer dynamics
•Continued progress towards normalizing field inventories of turf products and snow and ice management solutions
•The Tornado Infrastructure Equipment acquisition which is expected to add approximately 2% to total company net sales and have a modestly accretive impact to *adjusted diluted earnings per share
•Weather patterns aligned with historical averages

FOURTH-QUARTER FISCAL 2025 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	F25 Q4	F24 Q4	% Change	F25 Q4	F24 Q4	% Change
Net Sales	$1,066.2	$1,076.0	(1)%	$1,066.2	$1,076.0	(1)%
Net Earnings	$73.0	$89.9	(19)%	$89.4	$97.7	(9)%
Diluted EPS	$0.74	$0.87	(15)%	$0.91	$0.95	(4)%
FULL-YEAR FISCAL 2025 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	F25	F24	% Change	F25	F24	% Change
Net Sales	$4,510.4	$4,583.8	(2)%	$4,510.4	$4,583.8	(2)%
Net Earnings	$316.1	$418.9	(25)%	$419.6	$435.2	(4)%
Diluted EPS	$3.17	$4.01	(21)%	$4.20	$4.17	1%
SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the fourth quarter were $910.3 million, down 0.4% from $913.9 million in the same period last year. The decrease was primarily driven by lower shipments of golf and grounds products and zero-turn mowers coming off strong fiscal 2024 comparables, as well as prior year divestitures, mostly offset by net price realization and higher shipments of underground construction and snow and ice management products.
•Full-year fiscal 2025 professional segment net sales were $3.62 billion, up 1.9% from $3.56 billion last year. The increase was primarily due to higher shipments of golf, grounds, and underground construction products, as well as net price realization, partially offset by prior year divestitures and lower shipments of specialty construction products.
•Professional segment earnings for the fourth quarter were $174.7 million, up 2.9% from $169.7 million in the same period last year. Professional segment earnings margin was 19.2%, up from 18.6% in the prior-year period. The increase was primarily due to net price realization and productivity improvements, partially offset by higher material and manufacturing costs and lower net sales volume.
•Full-year fiscal 2025 professional segment earnings were $702.5 million, up 10.0% compared with $638.9 million in the prior fiscal year. Professional segment earnings margin was 19.4%, up from 18.0% last year. The increase was primarily driven by net price realization, productivity improvements, and cost savings measures, partially offset by higher material and manufacturing costs and inventory valuation adjustments.
Residential Segment
•Residential segment net sales for the fourth quarter were $147.2 million, down 5.1% from $155.1 million in the same period last year. The decrease was primarily driven by lower shipments of walk power mowers, partially offset by higher shipments of snow products and net price realization.
•Full-year fiscal 2025 residential segment net sales were $858.4 million, down 14.0% from $998.3 million last year. The decrease was primarily due to lower shipments broadly across the segment, as well as the prior year Pope divestiture.
•Residential segment loss for the fourth quarter was $1.2 million, compared to a loss of $13.8 million in the same period last year. The change was primarily driven by cost savings measures, productivity improvements, and net price realization, partially offset by inventory valuation adjustments, higher material costs, and lower net sales volume.

•Full-year fiscal 2025 residential segment earnings were $35.8 million, down 54.3% from $78.4 million in the prior fiscal year. Residential segment earnings margin was 4.2%, compared to 7.9% last year. The decrease was primarily driven by lower net sales volume, higher material and manufacturing costs, and inventory valuation adjustments, partially offset by productivity improvements and cost savings measures.
OPERATING RESULTS
Gross margin for the fourth quarter was 32.9%, compared with 32.4% for the same prior-year period. *Adjusted gross margin for the fourth quarter was 34.5%, compared with 32.3% for the same prior-year period. The increases in reported and *adjusted gross margin were primarily due to net price realization and productivity improvements, partially offset by lower net sales volume, higher material and manufacturing costs, and product mix.
For fiscal 2025, gross margin was 33.4%, compared to 33.8% for fiscal 2024. *Adjusted gross margin for fiscal 2025 was 34.1%, compared with 33.9% for fiscal 2024. The changes in reported and *adjusted gross margin were primarily driven by lower net sales volume, higher material and manufacturing costs, inventory valuation adjustments, and higher productivity initiative charges, partially offset by productivity improvements, net price realization, and product mix.
SG&A expense as a percentage of net sales for the fourth quarter was 24.2%, compared with 22.3% in the prior-year period. For fiscal 2025, SG&A expense as a percentage of net sales was 22.5%, compared with 22.2% for fiscal 2024. The changes for both the fourth quarter and full-year comparisons were primarily driven by lower net sales volume and higher incentive expenses, partially offset by cost savings measures.
Operating earnings margin for the fourth quarter was 8.7%, compared with 10.1% in the same prior-year period. *Adjusted operating earnings margin for the fourth quarter was 10.4%, compared with 10.9% in the same prior-year period.
For fiscal 2025, operating earnings margin was 9.1%, compared with 11.6% in fiscal 2024. *Adjusted operating earnings margin for fiscal 2025 was 12.0%, compared with 12.2% for fiscal 2024.
Interest expense was $13.2 million for the fourth quarter, down $1.3 million from the same prior-year period. Interest expense was $59.1 million for fiscal 2025, down $2.8 million compared to fiscal 2024. The decreases for both the fourth quarter and full-year comparisons were primarily driven by lower average interest rates.
The reported and *adjusted effective tax rates for the fourth quarter were 14.1% and 15.1%, respectively, compared with 17.7% and 16.9%, respectively, in the same prior-year periods. The decreases in reported and *adjusted effective tax rates were primarily due to a more favorable geographic mix of earnings.

For fiscal 2025, the reported effective tax rate was 16.3%, compared with 18.3% in fiscal 2024. The decrease was primarily due to the impact of the non-cash impairment charge and a more favorable geographic mix of earnings, partially offset by lower tax benefits recorded as excess tax deductions for stock-based compensation. The *adjusted effective tax rate for fiscal 2025 was 17.8%, compared with 18.8% in fiscal 2024. The decrease was primarily driven by a more favorable geographic mix of earnings.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
December 17, 2025 at 10:00 a.m. CT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CT on December 17, 2025. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading global provider of solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2025, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS, Ventrac, Tornado, HammerHead, American Augers, Spartan, Subsite, Radius, Hayter, Perrot, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and the related earnings call include certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of operating performance consist of gross profit, gross margin, operating earnings, operating earnings margin, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to the company's regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2026 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2026 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2026 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2026 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2026 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits, such as impairment and restructuring charges; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” "remain," “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2026 financial guidance, expectations regarding demand trends, our recent strategic acquisition, and the success of new products, supply chain stabilization and AMP, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer or strategic partnership; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions, including the company's recent acquisition of Tornado Infrastructure Equipment Ltd. and possible additional future impairment of goodwill or other intangible assets; impacts AMP and any future restructuring activities or productivity or cost savings initiatives; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2025	October 31, 2024	October 31, 2025	October 31, 2024
Net sales	$1,066.2	$1,076.0	$4,510.4	$4,583.8
Cost of sales	715.5	727.0	3,005.6	3,034.5
Gross profit	350.7	349.0	1,504.8	1,549.3
Gross margin	32.9%	32.4%	33.4%	33.8%
Selling, general and administrative expense	258.2	240.0	1,013.8	1,016.0
Non-cash impairment charge	—	—	81.1	—
Operating earnings	92.5	109.0	409.9	533.3
Interest expense	(13.2)	(14.5)	(59.1)	(61.9)
Other income, net	5.7	14.8	26.8	41.4
Earnings before income taxes	85.0	109.3	377.6	512.8
Provision for income taxes	12.0	19.4	61.5	93.9
Net earnings	$73.0	$89.9	$316.1	$418.9

Basic net earnings per share of common stock	$0.74	$0.88	$3.18	$4.04

Diluted net earnings per share of common stock	$0.74	$0.87	$3.17	$4.01

Weighted-average number of shares of common stock outstanding — Basic	98.2	102.7	99.5	103.8

Weighted-average number of shares of common stock outstanding — Diluted	98.5	103.2	99.8	104.4

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
Segment net sales	October 31, 2025	October 31, 2024	October 31, 2025	October 31, 2024
Professional	$910.3	$913.9	$3,624.0	$3,556.9
Residential	147.2	155.1	858.4	998.3
Other	8.7	7.0	28.0	28.6
Total net sales*	$1,066.2	$1,076.0	$4,510.4	$4,583.8

*Includes international net sales of:	$212.1	$231.6	$878.3	$923.0

	Three Months Ended		Twelve Months Ended
Segment earnings (loss) before interest and taxes	October 31, 2025	October 31, 2024	October 31, 2025	October 31, 2024
Professional	$174.7	$169.7	$702.5	$638.9
Residential	(1.2)	(13.8)	35.8	78.4
Other	(75.3)	(32.1)	(301.6)	(142.6)
Total segment earnings before income taxes	$98.2	$123.8	$436.7	$574.7

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	October 31, 2025	October 31, 2024
ASSETS
Cash and cash equivalents	$341.0	$199.5
Receivables, net	378.2	459.7
Inventories, net	920.8	1,038.9
Prepaid expenses and other current assets	65.1	66.8
Total current assets	1,705.1	1,764.9

Property, plant, and equipment, net	615.8	644.8
Goodwill	450.9	450.3
Other intangible assets, net	390.3	498.7
Right-of-use assets	114.7	114.5
Investment in finance affiliate	41.0	49.2
Deferred income taxes	105.8	45.0
Other assets	15.2	15.4
Total assets	$3,438.8	$3,582.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$10.0
Accounts payable	367.6	452.7
Accrued liabilities	525.5	493.0
Short-term lease liabilities	19.3	20.3
Total current liabilities	912.4	976.0

Long-term debt	921.5	911.8
Long-term lease liabilities	100.3	99.1
Deferred income taxes	0.8	0.5
Other long-term liabilities	50.5	43.5

Stockholders’ equity:
Preferred stock	—	—
Common stock	97.9	101.5
Retained earnings	1,390.5	1,496.4
Accumulated other comprehensive loss	(35.1)	(46.0)
Total stockholders’ equity	1,453.3	1,551.9
Total liabilities and stockholders’ equity	$3,438.8	$3,582.8

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Twelve Months Ended
	October 31, 2025	October 31, 2024
Cash flows from operating activities:
Net earnings	$316.1	$418.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(18.7)	(20.8)
Distributions from finance affiliate, net	26.9	22.2
Depreciation of property, plant, and equipment	112.2	93.7
Amortization of other intangible assets	30.7	34.5
Stock-based compensation expense	19.0	23.0
Deferred income taxes	(58.7)	(27.9)
Non-cash impairment charge	81.1	—
Other	5.7	(2.9)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	83.2	(53.1)
Inventories, net	109.3	27.5
Other assets	28.4	19.9
Accounts payable	(86.6)	24.3
Other liabilities	13.4	10.6
Net cash provided by operating activities	662.0	569.9
Cash flows from investing activities:
Purchases of property, plant, and equipment	(83.7)	(103.5)
Proceeds from sales of property, plant, and equipment	0.8	0.3
Proceeds from insurance claim	—	4.3
Acquisitions, net of cash received	(4.2)	(0.8)
Divestitures	9.7	40.0
Net cash used in investing activities	(77.4)	(59.7)
Cash flows from financing activities:
Borrowings under debt arrangements[1]	1,040.0	465.0
Repayments under debt arrangements[1]	(1,040.0)	(575.0)
Proceeds from exercise of stock options	2.1	9.1
Payments of withholding taxes for stock awards	(2.9)	(3.9)
Common stock repurchases	(290.0)	(245.5)
Dividends paid on common stock	(151.1)	(149.5)
Other	(4.2)	(5.3)
Net cash used in financing activities	(446.1)	(505.1)

Effect of exchange rates on cash and cash equivalents	3.0	1.3

Net increase in cash and cash equivalents	141.5	6.4
Cash and cash equivalents as of the beginning of the fiscal period	199.5	193.1
Cash and cash equivalents as of the end of the fiscal period	$341.0	$199.5
1    Presentation of prior year revolving credit facility and long-term debt activity has been conformed to the current year presentation. There was no change to net cash used in financing activities.

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and the related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three and twelve month periods ended October 31, 2025 and October 31, 2024:

	Three Months Ended		Twelve Months Ended
	October 31, 2025	October 31, 2024	October 31, 2025	October 31, 2024
Gross profit	$350.7	$349.0	$1,504.8	$1,549.3
Productivity initiative[1]	16.9	(1.2)	31.6	5.7
Adjusted gross profit	$367.6	$347.8	$1,536.4	$1,555.0

Gross margin	32.9%	32.4%	33.4%	33.8%
Productivity initiative[1]	1.6%	(0.1)%	0.7%	0.1%
Adjusted gross margin	34.5%	32.3%	34.1%	33.9%

Operating earnings	$92.5	$109.0	$409.9	$533.3
Productivity initiative[1]	18.2	8.0	48.1	27.2
Non-cash impairment charge[2]	—	—	81.1	—
Adjusted operating earnings	$110.7	$117.0	$539.1	$560.5

Operating earnings margin	8.7%	10.1%	9.1%	11.6%
Productivity initiative[1]	1.7%	0.8%	1.1%	0.6%
Non-cash impairment charge[2]	—%	—%	1.8%	—%
Adjusted operating earnings margin	10.4%	10.9%	12.0%	12.2%

Earnings before income taxes	$85.0	$109.3	$377.6	$512.8
Productivity initiative[1]	20.3	8.2	51.7	23.1
Non-cash impairment charge[2]	—	—	81.1	—
Adjusted earnings before income taxes	$105.3	$117.5	$510.4	$535.9

Income tax provision	$12.0	$19.4	$61.5	$93.9
Productivity initiative[1]	3.6	0.4	9.3	3.3
Non-cash impairment charge[2]	—	—	19.7	—
Tax impact of stock-based compensation[3]	0.3	—	0.3	3.5
Adjusted income tax provision	$15.9	$19.8	$90.8	$100.7

Net earnings	$73.0	$89.9	$316.1	$418.9
Productivity initiative[1]	16.7	7.8	42.4	19.8
Non-cash impairment charge[2]	—	—	61.4	—
Tax impact of stock-based compensation[3]	(0.3)	—	(0.3)	(3.5)
Adjusted net earnings	$89.4	$97.7	$419.6	$435.2

Diluted EPS	$0.74	$0.87	$3.17	$4.01
Productivity initiative[1]	0.17	0.08	0.42	0.19
Non-cash impairment charge[2]	—	—	0.61	—
Tax impact of stock-based compensation[3]	—	—	—	(0.03)
Adjusted diluted EPS	$0.91	$0.95	$4.20	$4.17

Effective tax rate	14.1%	17.7%	16.3%	18.3%
Productivity initiative[1]	0.6%	(0.9)%	—%	(0.2)%
Non-cash impairment charge[2]	—%	—%	1.4%	—%
Tax impact of stock-based compensation[3]	0.4%	0.1%	0.1%	0.7%
Adjusted effective tax rate	15.1%	16.9%	17.8%	18.8%
1    In the first quarter of fiscal 2024, the company launched the "Amplifying Maximum Productivity" or AMP initiative. The company considered the nature, frequency, and scale of this initiative compared to prior productivity initiatives when determining that the expenses associated with AMP, unlike prior productivity initiatives, are not common, normal, recurring operating expenses and are not representative of the company's ongoing business operations. Productivity initiative charges for the three and twelve month periods ended October 31, 2025 and 2024 primarily represent facility exit costs, severance and termination benefits, compensation for fully-dedicated AMP personnel, third-party consulting costs, and product-line exit costs.
2    At the end of the third quarter of fiscal 2025, the company recorded a non-cash impairment charge within Other activities related to the Spartan Trade Name.
3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess or deficient tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact the company's net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and twelve month periods ended October 31, 2025 and 2024.

Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant, and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings, excluding the non-cash impairment charge. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business. The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP for the twelve month periods ended October 31, 2025 and October 31, 2024:

	Twelve Months Ended
(Dollars in millions)	October 31, 2025	October 31, 2024
Net cash provided by operating activities	$662.0	$569.9
Less: Purchases of property, plant, and equipment, net of proceeds from insurance claim	83.7	99.2
Free cash flow	$578.3	$470.7
Net earnings, excluding the non-cash impairment charge of $81.1 million	$397.2	$418.9
Free cash flow conversion percentage	145.6%	112.4%
###